                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Eastern Enterprises
                (Name of Registrant as Specified In Its Charter)

                                     /  /
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- --------------------------------------------------------------------------------

Eastern Enterprises

                                             March 15, 1994

Dear Shareholder:

     The Board of Trustees joins me in inviting you to attend Eastern's Annual Meeting at 10:00 a.m. on Thursday, April 28, 1994 in the AUDITORIUM OF THE BANK OF BOSTON, 100 FEDERAL STREET, BOSTON, MASSACHUSETTS.

     The accompanying Annual Report to Shareholders reports on the Company's operations and outlook. The Notice of Annual Meeting and Proxy Statement contain a description of the formal business to be acted upon by the shareholders. At the meeting, we intend to continue our practice of discussing Eastern's operating businesses and their prospects. Trustees, officers and other executives, as well as representatives of Eastern's independent accountants, will be available, both before and during the meeting, to answer any questions you may have.

     I would like to take this opportunity to welcome as shareholders the many employees who are participants in Eastern's Employee Stock Purchase Plan, which was instituted in 1993, and thank them for their interest and support.

     A proxy card and a postage-paid envelope are enclosed. Your vote, regardless of the number of shares you own, is important. Whether or not you plan to attend the meeting, I urge you to register your vote now by signing, dating and returning the enclosed proxy card as soon as possible in the envelope provided.

     I look forward to personally greeting as many shareholders as possible at the meeting.

                                            Sincerely,
                                            /s/ J. Atwood Ives
                                                J. Atwood Ives
                                              Chairman and Chief
                                              Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 28, 1994

To the Holders of Common Stock of
  Eastern Enterprises:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Eastern Enterprises (the "Association") will be held in the AUDITORIUM OF THE BANK OF BOSTON, 100 FEDERAL STREET, BOSTON, MASSACHUSETTS, at 10 o'clock in the morning on Thursday, April 28, 1994 for the following purposes:

  (1) To elect four Trustees to serve until the 1997 Annual Meeting of Shareholders and until their successors are elected and qualified; and

  (2) To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 7, 1994 are the shareholders entitled to receive notice of and to vote at such meeting.

     Shareholders who wish their stock to be voted by proxy are requested to date and sign the enclosed form of proxy and to return it in the enclosed envelope. A resolution adopted by the Trustees of the Association provides that shares voted by proxy shall be counted only if the proxy form has been presented for validation to the Secretary prior to the meeting or, if the meeting is adjourned to another day, prior to such adjourned session.

                                            By order of the Board of Trustees

                                            L. William Law, Jr., General Counsel
                                              and Secretary

March 15, 1994

                                PROXY STATEMENT

     The enclosed form of proxy has been prepared at the direction of the Board of Trustees of the Association, 9 Riverside Road, Weston, Massachusetts 02193. Such proxy is solicited on behalf of, and the proxies named therein have been designated by, the Board of Trustees. Giving the proxy will not affect your right to revoke the proxy prior to voting and vote in person should you decide to attend the meeting. Written notice of any such revocation may be addressed to the Secretary of the Association. Shares represented by the enclosed form of proxy, when properly executed and presented, will be voted as directed therein.

     This Proxy Statement, the enclosed form of proxy and the Annual Report to Shareholders, including financial statements, were mailed together to shareholders on or about March 15, 1994.

                      OUTSTANDING SHARES AND VOTING POWER

     At the close of business on March 7, 1994, the record date fixed by the Board of Trustees for determining shareholders entitled to notice of and to vote at the 1994 Annual Meeting of Shareholders, the Association had outstanding 20,967,526 shares of Common Stock. Under Article 11 of the Declaration of Trust of the Association, a quorum for the consideration of questions to be presented to the 1994 Annual Meeting of Shareholders shall consist of the holders of a majority of shares of Common Stock issued and outstanding, provided that less than a quorum may adjourn the meeting from time to time. Votes cast by proxy or in person at the 1994 Annual Meeting of Shareholders will be counted by persons appointed by the Association to act as election inspectors for the meeting.

     Article 24 of the Declaration of Trust of the Association provides that:

       "Shares of this trust which by the provisions of this Declaration are entitled to vote upon any question shall be entitled to one vote per share in person or by proxy, except that the election of Trustees by the Common Stock shall be by cumulative voting, namely, each holder of Common Stock will be entitled to as many votes as will equal the number of his shares multiplied by the number of Trustees to be elected, and he may cast all of such votes for a single candidate or distribute them among any two or more candidates as he shall elect."

     The four nominees for election as Trustees at the 1994 Annual Meeting of Shareholders who receive the greatest number of votes properly cast will be elected as Trustees. Proxies withholding authority to vote for one or more nominees will thus have no effect on the outcome of the election.

                INFORMATION WITH RESPECT TO CERTAIN SHAREHOLDERS

     The Association has received a copy of a statement on Schedule 13D filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934 (the "1934 Act") by Mario J. Gabelli and Gabelli Funds, Inc., One Corporate Center, Rye, New York 10580, and investment advisor and broker-dealer entities controlled by them, indicating that collectively they owned beneficially (as defined by Rule 13d-3 under the 1934 Act) on January 20, 1993, a total of 1,383,300 shares of the Association's outstanding Common Stock, representing 6.6% of such outstanding stock. The statement also indicated that they had sole dispositive power with respect to 1,018,000 shares, shared dispositive power with respect to 365,300 shares, sole voting power with respect to 959,000 shares and shared voting power with respect to 365,300 shares.

     The Association has received a copy of a statement on Schedule 13G filed pursuant to Rule 13d-1 under the 1934 Act by Hotchkis and Wiley, 800 West Sixth Street, Los Angeles, California 90017, an investment advisor, indicating that it owned beneficially (as defined by Rule 13d-3 under the 1934 Act) on December 31, 1993, a total of 1,252,100 shares of the Association's outstanding Common Stock, representing 6.0% of such outstanding stock. The statement also indicated that it had sole voting power with respect to all such shares and no dispositive power with respect to any such shares.

                              ELECTION OF TRUSTEES

     The Board of Trustees is divided into three classes having staggered terms of three years each. The Declaration of Trust of the Association provides that the number of Trustees shall be fixed from time to time by the Trustees but shall not be less than three or more than twenty. The total number of Trustees to serve following the 1994 Annual Meeting is currently fixed at twelve. Four of the Trustees now in office have terms expiring at the 1996 Annual Meeting, and four have terms expiring at the 1995 Annual Meeting. Of the five Trustees now in office having terms expiring at the 1994 Annual Meeting, four have been nominated by the Board of Trustees for reelection at such meeting and the fifth, Lawrence E. Thompson, is retiring from the Board of Trustees in accordance with an established retirement policy of the Board. Each Trustee elected at the 1994 Annual Meeting of Shareholders will hold office until the 1997 Annual Meeting of Shareholders, and until such Trustee's successor is elected and qualified; however, it is anticipated that Harold T. Miller and William G. Salatich will resign from the Board and committees thereof in accordance with such retirement policy at the time of the 1995 Annual Meeting.

                 INFORMATION WITH RESPECT TO BOARD OF TRUSTEES

     The Board of Trustees, which held eight regularly scheduled meetings and one special meeting in 1993, maintains a standing Audit Committee, Compensation Committee and Nominating Committee, each of which is comprised of Trustees who are not officers or employees of the Association or any of its subsidiaries. The Board of Trustees also maintains an Executive Committee which has substantially all of the powers and discretion of the full Board of Trustees. Membership on the various committees is indicated in the biographical information which follows.

     The Audit Committee, which met seven times in 1993, is responsible for reviewing the performance and recommending the engagement of the Association's independent auditors, reviewing the scope of the audit and approving all fees paid to such auditors. The Audit Committee also reviews the Association's audit and accounting procedures, internal controls, financial reporting practices and annual and quarterly reports, and meets with, and reviews the audit plans of, the Association's internal audit department.

     The Compensation Committee, which met five times in 1993, is responsible for approving officer compensation arrangements, recommending Trustee compensation arrangements, administering stock option and other compensation and benefit plans, and reviewing major personnel policies and benefit programs of the Association and its subsidiaries.

     The Nominating Committee, which met twice in 1993, is responsible for nominating Trustees, members of committees of the Board of Trustees and officers of the Association, and reviewing management development and succession programs. It will consider nominees for the Board of Trustees recommended by shareholders of the Association. Written recommendations together with supporting information should be directed to Eastern Enterprises, Attn: The Nominating Committee, 9 Riverside Road, Weston, Massachusetts 02193. NOMINATIONS FOR THE ELECTION OF TRUSTEES AT AN ANNUAL MEETING MAY BE MADE BY A SHAREHOLDER ONLY IF WRITTEN NOTICE OF SUCH SHAREHOLDER'S INTENT TO MAKE SUCH NOMINATION HAS BEEN GIVEN TO THE SECRETARY NOT LATER THAN FORTY-FIVE DAYS PRIOR TO THE ANNIVERSARY OF THE DATE OF THE IMMEDIATELY PRECEDING ANNUAL MEETING. SUCH NOTICE SHALL SET FORTH THE INFORMATION REQUIRED BY ARTICLE 6 OF THE ASSOCIATION'S DECLARATION OF TRUST.

               INFORMATION WITH RESPECT TO NOMINEES AND TRUSTEES

     It is the intention of the management proxies to vote for the election of the four nominees listed below. The management proxies will distribute the total number of votes to which the shareholder executing the proxy is entitled among the four nominees in such manner as such proxies in their discretion shall determine unless other instructions are given in the proxy by the shareholder executing it. If any nominee is not available as a candidate when the election occurs, discretionary authority is reserved to vote for a substitute. Management has no reason to believe that any nominee will not be available.

     THE NOMINEES FOR TERMS OF OFFICE EXPIRING AT THE 1997 ANNUAL MEETING OF SHAREHOLDERS ARE AS FOLLOWS:

                RICHARD R. CLAYTON, PRESIDENT AND CHIEF OPERATING OFFICER OF THE ASSOCIATION. Mr. Clayton is 55 years old and is a graduate of Purdue University. Prior to joining Eastern in 1987 as its Executive Vice President and Chief Administrative Officer, Mr. Clayton was Chairman and Chief Executive Officer of Vermont Castings, Inc. He is a member of the Board of Governors of the New England Aquarium, a Vice President of the New England Chapter of the National Association of Corporate Directors and President of the Concord Museum's Board of Governors.

                                                              Trustee since 1993

                LEONARD R. JASKOL, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF LYDALL, INC., A MANUFACTURING COMPANY. Mr. Jaskol is 57 years old and is a graduate of American University and City University of New York Graduate School of Business. He is a Director of Rogers Corporation, the Connecticut Business and Industry Association and the American Forest and Paper Association and Chairman of that Association's Specialty Manufacturer Group; a Trustee of American University; and a member of the Advisory Board, Shawmut Bank of Hartford.

                                                    Elected to Board of Trustees
                                                                  February, 1994

                HAROLD T. MILLER, RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER, HOUGHTON MIFFLIN COMPANY, A PUBLISHING COMPANY. Mr. Miller is 71 years old and is a graduate of Franklin and Marshall College and Teachers College, Columbia University. He is a Director of Associated Industries of Massachusetts and of Meridan-Stinehour, Inc. (the Stinehour Press); a Senior Member of the Board of Trustees of The Conference Board; Chairman of the Board of Visitors of Northeastern University College of Business Administration; a Member of the Editorial Board of Harvard Business School Press; and a Council Member of the American Antiquarian Society. He also serves in various capacities with other educational and literary institutions.

                                                             Trustee since 1982;
                                  member, Compensation and Nominating Committees

                WILLIAM G. SALATICH, PRESIDENT, WILLIAM G. SALATICH CONSULTING INC. Mr. Salatich is 71 years old, attended Northwestern University and has an honorary doctor of business degree from Curry College. He is a former President of Gillette North America and Vice Chairman of The Gillette Company. Mr. Salatich is a Director of Forsyeth-McArthur Corp., American Communication Services, Inc. and DigiVision, Inc., and a Trustee of the Massachusetts Eye and Ear Infirmary.

                           Trustee since 1975; Chairman, Compensation Committee;
                                                     member, Executive Committee

     THE MEMBERS OF THE BOARD OF TRUSTEES HAVING TERMS OF OFFICE EXPIRING AT THE 1996 ANNUAL MEETING OF SHAREHOLDERS ARE AS FOLLOWS:

                SAMUEL FRANKENHEIM, COUNSEL, ROPES & GRAY. Mr. Frankenheim is 61 years old and is a graduate of Cornell University and Cornell University Law School. Prior to joining Ropes & Gray in 1992, Mr. Frankenheim was Senior Vice President, General Counsel, Secretary and a member of the Office of the Chairman of General Cinema Corporation (now Harcourt General, Inc.) and of The Neiman Marcus Group, Inc. He is a Trustee of the Wang Center for the Performing Arts, Boston, and the Huntington Theater Company, Boston; a Director of the International Alliance of First Night Celebrations; and an Overseer of Newton-Wellesley Hospital.

                                                             Trustee since 1993;
                                                         member, Audit Committee

                ROBERT P. HENDERSON, CHAIRMAN, GREYLOCK MANAGEMENT CORPORATION, A VENTURE CAPITAL FIRM. Mr. Henderson is 62 years old and is a graduate of Dartmouth College and Amos Tuck School of Business Administration. Mr. Henderson is a Director of Structural Dynamics Research Corp., Filene's Basement, Inc., Cabot Corporation and Thompson Advisory Group, Inc. He is former Chairman of the Board of the Federal Reserve Bank of Boston; a Member of the Corporation of New England Deaconess Hospital; and a Trustee, Museum of Fine Arts, Boston.

                             Trustee since 1978; Chairman, Nominating Committee;
                                                  member, Compensation Committee

                THOMAS W. JONES, PRESIDENT AND CHIEF OPERATING OFFICER, TEACHERS INSURANCE AND ANNUITY ASSOCIATION/COLLEGE RETIREMENT EQUITIES FUND (TIAA/CREF). Mr. Jones is 44 years old and is a graduate of Cornell University and Boston University School of Management. Prior to joining TIAA/CREF in 1989 as its Executive Vice President of Finance and Planning and Chief Financial Officer, Mr. Jones was Senior Vice President and Treasurer of John Hancock Mutual Life Insurance Company. He is a Director of Thomas & Betts Corporation and a Trustee of Cornell University.

                                                             Trustee since 1990;
                                                       Chairman, Audit Committee

                RINA K. SPENCE, PRESIDENT AND CHIEF EXECUTIVE OFFICER, EMERSON HEALTH SYSTEM, INC. AND EMERSON HOSPITAL. Ms. Spence is 45 years old and is a graduate of Boston University and Harvard University, Kennedy School of Government. Ms. Spence is a Trustee of the Wang Center for the Performing Arts, Boston, and the Boston Ballet, a Trustee of the University of Massachusetts and a Director of Berkshire Mutual Life Insurance Co.

                                                             Trustee since 1989;
                                  member, Compensation and Nominating Committees

     THE MEMBERS OF THE BOARD OF TRUSTEES HAVING TERMS OF OFFICE EXPIRING AT THE 1995 ANNUAL MEETING OF SHAREHOLDERS ARE AS FOLLOWS:

                NELSON J. DARLING, JR., TRUSTEE AND DIRECTOR. Mr. Darling is 73 years old and is a graduate of Harvard College and Harvard Law School. He is a Trustee of several mutual funds advised by Massachusetts Financial Services Company.

                                                             Trustee since 1974;
                                         member, Audit and Nominating Committees

                DEAN W. FREED, DIRECTOR AND RETIRED CHAIRMAN, EG&G, INC., A TECHNOLOGICAL PRODUCTS AND SERVICES COMPANY. Mr. Freed is 70 years old, is a graduate of Swarthmore College and Purdue University, and attended Columbia University. Mr. Freed is a Director of Emerson Hospital; Chairman of the New England Aquarium; a Trustee of the Boston Ballet and the Boston Symphony Orchestra; and an Overseer of the WGBH Educational Foundation and the Museum of Fine Arts, Boston.

                                                             Trustee since 1980;
                                          member, Audit and Executive Committees

                J. ATWOOD IVES, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE ASSOCIATION. Mr. Ives is 57 years old, is a graduate of Yale College and Stanford University Graduate School of Business, and is a certified public accountant. Prior to joining the Association in 1991, he was Vice Chairman, Chief Financial Officer and a member of the Office of the Chairman of General Cinema Corporation (now Harcourt General, Inc.) and of The Neiman Marcus Group, Inc. He is a Director of United States Filter Corporation; a Trustee of Property Capital Trust and the Museum of Fine Arts, Boston; a Director or Trustee of several mutual funds advised by Massachusetts Financial Services Company; an Overseer of the Boston Museum of Science; and a member of the Corporate Advisory Board, Stanford University Graduate School of Business.

                                                             Trustee since 1989;
                                                   Chairman, Executive Committee

                WILLIAM J. PRUYN, RETIRED CHAIRMAN OF THE BOARD OF THE ASSOCIATION. Mr. Pruyn is 71 years old, is a graduate of Northeastern University and Bentley College and attended the Advanced Management Program, Harvard Graduate School of Business Administration. In 1985, he received an honorary doctor of humane letters degree from Northeastern University. He joined the Association in 1951 and in 1972 became President of Boston Gas Company. He became President and Chief Executive Officer of the Association in 1977. In 1986, he was appointed Chairman of the Board and Chief Executive Officer, and in 1987, Chairman of the Board. Mr. Pruyn is a Trustee and a Member of the Executive Committee of Northeastern University and a Trustee of the New England Aquarium.

                                                              Trustee since 1973

               STOCK OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

     The following information is furnished as to the Common Stock of the Association owned beneficially (as defined by Rule 13d-3 under the Securities
Exchange Act of 1934) as of February 25, 1994 by each Trustee and nominee, each executive officer named in the Summary Compensation Table on page 8, and the Trustees and executive officers of the Association as a group. The information concerning beneficial ownership has been furnished by the persons listed below.

                                                     AMOUNT AND NATURE                  PERCENT
                                                       OF BENEFICIAL                      OF
NAME                                                   OWNERSHIP(A)                    CLASS(A)
R. R. Clayton                                               79,767(b)(c)                 --
N. J. Darling, Jr.                                           2,800(d)(e)(f)              --
W. J. Flaherty                                              16,507(b)(c)                 --
S. Frankenheim                                               2,400(d)(f)                 --
D. W. Freed                                                  1,100(d)                    --
R. P. Henderson                                              1,624(d)(f)                 --
J. A. Ives                                                 130,139(b)(g)                 --
L. R. Jaskol                                                 1,000                       --
T. W. Jones                                                    500(d)(f)                 --
C. R. Messer                                                34,539(b)(c)                 --
H. T. Miller                                                 1,400(d)                    --
W. J. Pruyn                                                 25,100(d)(g)                 --
F. C. Raskin                                                24,476(b)(c)                 --
W. G. Salatich                                               4,800(d)                    --
R. K. Spence                                                   700(d)                    --
L. E. Thompson                                               3,464(d)(g)                 --
Trustees and Executive Officers as a Group
  (18 persons)                                             353,860(b)(c)(d)(e)(f)(g)    1.7%

- ---------------

(a) Except as noted, each Trustee, nominee and executive officer has sole voting and investment power over the shares owned. No Trustee, nominee or executive officer individually owns 1% or more of the outstanding Common Stock of the Association.

(b) Figures include the following shares which executive officers have the right to acquire on or before April 26, 1994 through the exercise of employee stock options: Mr. Ives, 100,000; Mr. Clayton, 59,080; Mr. Messer, 20,400; Mr. Raskin, 11,040; Mr. Flaherty, 6,860; and Trustees and executive officers as a group, 209,100.

(c) Figures include the following restricted shares held by executive officers that were awarded under 1992 Restricted Stock Plan: Mr. Clayton, 6,000; Mr. Messer, 3,000; Mr. Raskin, 3,000; Mr. Flaherty, 3,000; and Trustees and executive officers as a group, 19,200.

(d) Figures for Messrs. Darling, Frankenheim, Freed, Henderson, Jones, Miller, Pruyn, Salatich and Thompson and Ms. Spence each include 400 restricted shares awarded under Restricted Stock Plan for Non-Employee Trustees, and figure for Trustees and executive officers as a group includes 4,000 such shares.

(e) 600 of such shares are held in a revocable trust of which Mr. Darling is the settlor and a trustee and beneficiary and 1,800 of such shares are held in an irrevocable trust of which he is a trustee and beneficiary. He shares voting and investment power over such shares.

(f) Figures do not include the following Share Units held under the Deferred Compensation Plan for Trustees: Mr. Darling, 21,954; Mr. Frankenheim, 1,176; Mr. Henderson, 645; and Mr. Jones, 1,291.

(g) Figures include the following shares owned by spouse or held by spouse as custodian for minor children: Mr. Ives, 4,000; Mr. Pruyn, 16,000; and Mr. Thompson, 743.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the compensation of the Association's chief executive officer and its four most highly compensated other executive officers (the "Named Executive Officers") with respect to the Association's last three completed fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM COMPENSATION
                                                        ---------------------------------------
                                                                 AWARDS                PAYOUTS
                                                        -------------------------    ----------
                                        ANNUAL                        SECURITIES
                                     COMPENSATION        RESTRICTED   UNDERLYING
                                   -----------------        STOCK      OPTIONS/         LTIP          ALL OTHER
  NAME AND PRINCIPAL               SALARY   BONUS(A)      AWARDS(B)      SARS        PAYOUTS(C)    COMPENSATION(D)
       POSITION          YEAR        ($)      ($)            ($)          (#)           ($)              ($)
  ------------------     ----      ------   --------    -----------   ----------     ----------    ---------------
J. Atwood Ives           1993      633,983  143,100           --          --             --             2,249
  Chairman and Chief     1992      600,000  144,000           --          --             --             2,182
  Executive Officer      1991(e)    81,986     --             --        250,000          --
Richard R. Clayton       1993      439,833   86,190           --          --             --             2,249
  President and Chief    1992      414,667   93,600        276,250        --             --             2,182
  Operating Officer      1991      391,411     --             --          5,100        243,000
Chester R. Messer        1993      256,475  109,708           --          --             --             2,249
  Senior Vice            1992      242,083   89,443        138,125        --            48,203          1,523
  President;
  President of Boston    1991      230,731     --             --          3,000        204,000
  Gas Company
Fred C. Raskin           1993      268,475   38,769           --          --             --             2,249
  Senior Vice            1992      253,750   43,350        138,125        --            49,223          2,182
  President;
  President of Midland   1991(f)   237,500     --             --          3,300        123,000
  Enterprises Inc.
Walter J. Flaherty       1993      215,583   37,975           --          --             --             2,249
  Senior Vice President  1992      198,500   30,000        138,125        --            17,800          2,182
  and Chief Financial    1991(f)   172,312     --             --          1,700         61,000
  Officer

- ---------------

(a) Amounts shown represent awards for 1992, paid in 1993, and awards for 1993, paid in 1994, under the Association's Executive Incentive Compensation Plan, which in each case were paid 50% in cash and 50% in shares of the Association's Common Stock. For the purpose of this table, the stock portion of each award is valued based on the fair market value of such shares at the time of award.

(b) Amounts shown represent awards of restricted shares of the Association's Common Stock under its 1992 Restricted Stock Plan. For the purpose of this table, such awards have been valued based on the closing price of the Association's Common Stock on the New York Stock Exchange (the "Closing Price") on January 2, 1992, the date of grant. The numbers of restricted shares of Common Stock awarded on such date were as follows: R. R. Clayton, 10,000 shares; C. R. Messer, 5,000 shares; F. C. Raskin, 5,000 shares; and
    W. J. Flaherty, 5,000 shares. In each case, such shares vest at the rate of 20% per year, commencing January 2, 1993. As of December 31, 1993, the numbers and values (based on the Closing Price on such date) of restricted shares of Common Stock held are as follows: R. R. Clayton, 8,000 shares, $204,000; C. R. Messer, 4,000 shares, $102,000; F. C. Raskin, 4,000 shares,
    $102,000; and W. J. Flaherty, 4,000 shares, $102,000. Dividends on restricted shares are paid directly to the holders.


(c) Amounts shown for 1992 represent payment of awards for the 1989-1991 Plan Period under the Association's Executive Incentive Compensation Plan, which were paid 70% in shares of the Association's Common Stock and 30% in cash. Amounts shown for 1991 represent payment of awards for the 1988-1990 Plan Period under such Plan, which were also paid 70% in shares of the Association's Common Stock and 30% in cash. For the purpose of this table, the stock portion of each award is valued based on the fair market value of such shares at the time of award.

(d) Amounts shown represent employer contributions under the Retirement Savings
    (401k) Plan.

(e) J. A. Ives was appointed Chairman and Chief Executive Officer of the Association effective December 1, 1991. His fees for serving on the Board of Trustees and committees thereof prior to such date during 1991 are included in the 1991 salary figure shown.

(f) F. C. Raskin became an executive officer of the Association on April 25, 1991, and W. J. Flaherty became an executive officer of the Association on May 23, 1991. Amounts shown for 1991 reflect their compensation for the entire year.

     The following table sets forth certain information as to the number and value of outstanding options and stock appreciation rights ("SARs") in tandem with options, as of December 31, 1993, held by Named Executive Officers under the Association's 1982 Stock Option Plan (no options or SARs were granted to or exercised by any such officer during 1993):

                           YEAR-END OPTION/SAR VALUES

                            NUMBER OF SECURITIES
                           UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                               OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/SARS
                                  12/31/93                     AT 12/31/93 (A)
                         ---------------------------      -------------------------
        NAME             EXERCISABLE/NON-EXERCISABLE      EXERCISABLE/NON-EXERCISABLE
        ----             ---------------------------      -------------------------
J. Atwood Ives               100,000/150,000(b)           0/0
Richard R. Clayton            58,060/2,040(c)             $124,100/0(c)
Chester R. Messer             19,800/1,200(c)               58,230/0(c)
Fred C. Raskin                10,380/1,320(c)                9,144/0(c)
Walter J. Flaherty             6,520/680(c)                  5,715/0(c)

- ---------------
(a) All values are based on Closing Price as of December 31, 1993.

(b) Figures represent options without SARs. No SARs have been granted to J. A. Ives.

(c) Figures represent options, including those with and those without tandem SARs. In each case, tandem SARs were granted in an amount equal to one-half of the related options, and are exercisable in lieu of, and not in addition to, such portion of the related option.


     The following table sets forth estimated annual benefits payable upon retirement in specified compensation and years of service categories under qualified retirement plans maintained for salaried employees of the Association and certain subsidiaries (the "Retirement Plans") and the Association's non-qualified Supplemental Executive Retirement Plan (the "SERP") maintained for all executive officers and certain other officers of the Association and its subsidiaries:

                               PENSION PLAN TABLE

                              ESTIMATED ANNUAL RETIREMENT BENEFITS
                                  BASED ON YEARS OF SERVICE(B)
                  ------------------------------------------------------------
REMUNERATION(A)      15           20           25           30           35
$100,000          $ 42,500     $ 50,000     $ 50,000     $ 50,000     $ 50,000
 200,000            85,000      100,000      100,000      100,000      100,000
 300,000           127,500      150,000      150,000      150,000      150,000
 400,000           170,000      200,000      200,000      200,000      200,000
 500,000           212,500      250,000      250,000      250,000      250,000
 600,000           255,000      300,000      300,000      300,000      300,000
 700,000           297,500      350,000      350,000      350,000      350,000
 800,000           340,000      365,000      365,000      365,000      365,000

- ---------------

(a) The compensation covered by the Retirement Plans and the SERP is the average annual compensation (whether or not deferred under deferred compensation or savings plan) for the highest five years in the ten years preceding retirement, based on the annual salary rate plus one-half of bonuses and incentive awards earned (whether payable in cash or stock), not including any amounts with respect to options, SARs or restricted stock awards.

(b) The benefits set forth in these columns assume that the participant elects a straight life annuity with five years certain. Such benefits are shown before deductions for 50% of Social Security benefits and other applicable offsets. In general, Federal law limits the annual benefit payable under the Retirement Plans to a participant at age 65, calculated in the form of a life annuity (with no period certain), to a specified amount ($118,800, adjusted as of January 1, 1994). Not being subject to limitations imposed on the Retirement Plans by Federal law, the SERP provides for annual benefits equal to up to one-half of covered compensation, provided that annual benefits under the SERP, before offset for annual benefits received under any other retirement plan, may not exceed three times the $118,800 limit, as such limit may from time to time be increased. Years of service credited under the Retirement Plans and years of service as an officer credited under the SERP through 1993 for the Named Executive Officers were as follows: J.
    A. Ives, 6 and 6; R. R. Clayton, 13 and 13; C. R. Messer, 30 and 17; F. C. Raskin, 16 and 15; and W. J. Flaherty, 22 and 10. Years of service for J. A. Ives and R. R. Clayton are determined in accordance with their employment agreements described on page 12 hereof. Years of service under the SERP for
    F. C. Raskin, C. R. Messer and W. J. Flaherty equal years of service as an officer of the Association or a subsidiary.

                            COMPENSATION OF TRUSTEES

     During the period January 1, 1993 to April 1, 1993, each Trustee of the Association who was not an officer of the Association received cash retainer fees at an annual rate of $16,000. Commencing April 1, 1993, in connection with adoption of the Restricted Stock Plan for Non-Employee Trustees, the annual rate of such cash retainer fees was reduced to $10,000. Each such Trustee who was a member of the Executive, Audit, Compensation or Nominating Committee received an additional annual retainer fee of $1,200 for each committee of which he or she was a member. The Chairman of each of the Audit, Compensation and

Nominating Committees, in addition to the committee membership retainer fee, received an annual retainer fee of $4,000. In addition, each such non-officer Trustee received $1,000 for each meeting session of the Board of Trustees and each standing committee meeting session he or she attended. In addition to fees described above, W. J. Pruyn received consulting fees of $100,000 per year under a two-year consulting agreement, which ended April 30, 1993.

     The Restricted Stock Plan for Non-Employee Trustees provides for supplemental retainer fees in the form of five annual grants of restricted shares of the Association's Common Stock, each in the amount of 400 shares, to each Trustee who at the time of grant serves as a Trustee but is not an employee of the Association or any of its subsidiaries. Initial grants under such Plan were made on April 22, 1993 to each Trustee other than J.A. Ives, R.R. Clayton and L.R. Jaskol (who was first elected to the Board on February 24, 1994). Subsequent grants will be made on the first day of June in the years 1994, 1995, 1996 and 1997. All shares granted under such Plan are non-transferable and subject to forfeiture while the recipient serves on the Board of Trustees. In the event that he or she resigns or declines to stand for re-election to the Board, not due to disability and not in accordance with a retirement policy of the Board then in effect, all shares granted to him or her under the Plan shall be forfeited. Dividends on restricted shares granted under the Plan are paid directly to the Trustee.

     The Association maintains a Retirement Plan for Non-Employee Trustees who have served in that capacity for at least ten years pursuant to which each such Trustee will receive annual retirement benefits for the number of years such Trustee served (with ten years certain) equal to his or her average annual retainer fees (including the value of one-half the number of shares awarded under the Restricted Stock Plan for Non-Employee Trustees) for the highest five years in the ten years preceding retirement. The Trustees who currently have ten years of service under such Plan are R. P. Henderson, N. J. Darling, D. W. Freed, H. T. Miller, W. G. Salatich and L. E. Thompson.

     The Association maintains a Deferred Compensation Plan for Trustees under which Trustees' cash fees may be deferred at the election of participants. Participants may elect to credit amounts deferred to a Cash Account or to a Share Unit Account. Interest based on the prime rate is credited to Cash Accounts at the end of each calendar year. Amounts credited to Share Unit Accounts are converted to Share Units based on the fair market value of the Association's Common Stock on the deferral date. Additional Share Units are credited to reflect dividends on shares of such stock. The balance in a participant's Cash Account and Share Unit Account will be paid to him or her, or to his or her beneficiary, in cash only, in a lump sum or installments when he or she ceases to be a Trustee, or if he or she experiences serious financial hardship.

     Samuel Frankenheim, a Trustee of the Association, is counsel to Ropes & Gray, a Boston law firm which provided legal services to the Association and its subsidiaries during 1993, and which is expected to provide legal services to them during 1994. Fees paid for such services during 1993 were less than 5% of such firm's 1993 gross revenues.

                                 TERMINATION OF
                 EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Association has entered into Salary Continuation Agreements with certain officers of the Association (currently ten persons) under which, if the employment of any such officer terminates following a Change of Control, the officer would be entitled to receive annually income equal to the salary rate in effect at the time of the Change of Control plus the annual average of all cash bonuses and awards granted during the previous thirty-six month period together with continuation of certain of the Association's medical and other benefits. Subject to certain limitations, such income and benefits for the Chairman, President and Senior Vice Presidents of the Association would continue for thirty-six months, but not beyond the date which follows by forty-eight months the Change of Control. For other officers with such agreements, income and benefits would continue for eighteen months, but not beyond the date which follows by thirty months the Change of Control. For purposes of the Agreements, a "Change of Control" is deemed to occur if (i) a person or entity or a group acting together becomes a beneficial owner of securities representing 25 percent or more of the outstanding voting securities of the Association or (ii) within two years after the commencement of a tender offer or exchange offer for the voting securities of the Association, or as a result of a merger, consolidation, sale of assets or contested election, the individuals who were Trustees of the Association immediately prior thereto shall cease to constitute a majority of the Board of Trustees of the Association or of the board of trustees or directors of its successor. Such Agreements with Messrs. Ives, Clayton, Messer, Raskin and Flaherty call for income payable over thirty-six months, subject to the forty-eight month limitation. The current annual income amounts applicable to them are $683,850, $471,965, $316,312, $293,609 and $245,609, respectively.

     The Association has also entered into an employment agreement with Mr. Ives dated November 27, 1991, and an employment agreement with Mr. Clayton dated October 25, 1991, under which, if the employment of either such officer is terminated by the Association otherwise than for Cause (as defined in such agreements, generally including malfeasance or misfeasance), or by the officer for Good Reason (as defined in such agreements, generally including diminishment of authority, responsibility, or cash compensation opportunities), whether or not following a Change of Control, he will be entitled to receive income equal to the salary rate in effect at the time of such termination, together with continuation of certain medical and other benefits. Subject to certain limitations, such income and benefits would continue for thirty-six months in the case of Mr. Ives and twenty-four months in the case of Mr. Clayton. If such termination occurs after a Change of Control and the Salary Continuation Agreements also apply, the officer may elect the salary continuation or other benefit provisions contained in his Salary Continuation Agreement or the employment agreement referred to in this paragraph, but shall not be entitled to a duplication of any such benefit under both agreements. Mr. Ives' employment agreement established his initial salary rate at $600,000 per year, subject to review and adjustment by the Compensation Committee. In addition, under such employment agreements, Mr. Ives will be credited with five years of service under the Association's Retirement Plan and SERP for his first year of employment and one and one-half years of service for each year of employment thereafter, and Mr. Clayton will be credited with one and one-half years of service for each year of employment, plus four years, under such Plans.

     The Association has established a trust to make supplemental retirement benefit payments to certain officers of the Association and its subsidiaries under the Association's SERP and retirement benefit payments to Trustees under the Association's Retirement Plan for Non-Employee Trustees, and makes contributions to such trust from time to time. Such Plans provide that upon a Change of Control (as defined above), the Association will fully fund such trust by depositing therein sufficient funds to pay all benefits to those who have retired prior to the Change of Control plus all benefits that would be payable if all eligible officers and Trustees had retired prior thereto. It is the Association's practice to make contributions to such trust from time to time as necessary to maintain funds of at least $1.5 million therein.

                         COMPENSATION COMMITTEE REPORT

     The duties of the Compensation Committee include approval of the salary and other compensation arrangements of the officers of the Association and its subsidiaries, and administration of the Association's incentive and stock plans, including the Executive Incentive Compensation Plan.

EXECUTIVE OFFICER COMPENSATION

     The Committee's policy with respect to approving 1993 executive officer compensation was to establish base salaries and annual incentive compensation opportunities which, in the judgment of the Committee, were appropriate to provide fair compensation, to enable the Association to attract and retain executives with abilities and experience necessary to implement the Associations's objectives, and to create incentives for high levels of individual performance, consistent with the best interests of the Association. The Committee's judgment was based on an assessment of each executive officer's current and past performance, his or her business experience and level of responsibilities, information concerning compensation paid to executive officers at similarly-sized companies, annual compensation increases at such companies and recommendations and advice from the Association's CEO concerning compensation levels for other officers. The Committee's decisions were not based on any established formulas with respect to weighting of the foregoing factors or the affect of any particular factor on the total salary and incentive opportunity for any executive officer. Information concerning compensation levels at similarly-sized companies consisted of data provided by Hewitt Associates, a management consulting firm, concerning salary, bonus, long-term incentives, total compensation and year-to-year compensation increases for executive officers of companies having levels of total revenues approximately the same as that of the Association. Data provided by Hewitt was based on a number of surveys covering a large number of companies representing a broad cross-section of U.S. industries. Such data indicates that 1993 total compensation for Eastern's executive officers, including its CEO, was below average levels of total compensation for similar positions at such similarly-sized companies.

     It was the Committee's judgment in establishing 1993 compensation for executive officers, and has been its policy since 1992, (i) that more senior executive officers should receive a larger portion of their total compensation in the form of annual incentive awards than less senior executive officers; (ii) that appropriate maximum potential incentive awards for executive officers, expressed as a percentage of salary, are 60%, 50% and 35%; and (iii) that it is appropriate to base half of incentive compensation opportunities on financial performance of the Association and half on individual performance. In accordance with such policy, the Committee approved 1993 award opportunities under the Association's Executive Incentive Compensation Plan equal to up to 60% (in the case of Messrs. Ives and Clayton) or 50% or 35% (in the case of other executive officers) of individual salaries. Such award opportunities could be earned based
(i) 50% on the achievement of specified pre-tax income performance goals by the Association or, in the case of executive officers who are subsidiary presidents, by the subsidiary, and (ii) 50% on the achievement of individual management objectives established for each executive officer. Each award opportunity provided that none of the portion based on financial performance would be earned if minimum pre-tax income goals were not achieved, and that the portion based on achievement of individual management objectives could be earned without regard to financial performance. Because the 1993 pre-tax income performance goals for the Association and its subsidiaries were not achieved, 1993 incentive award payments to executive officers were based only on achievement of individual management objectives. The extent to which each executive officer (other than the CEO) achieved his management objectives was determined by the Committee based upon recommendations of the CEO.

CEO COMPENSATION

     Mr. Ives' base salary of $636,000, in effect since February 1, 1993, was determined based on an increase in the salary provided for in his employment agreement with the Association, described in the Association's proxy statement. Such employment agreement provided for an initial base salary of $600,000, effective

December 1, 1991, with such adjustments as the Compensation Committee shall approve from time to time. Effective February 1, 1993, the Compensation Committee increased Mr. Ives' base salary to $636,000 in accordance with the policies and considerations described above. In addition, Mr. Ives was granted an incentive award opportunity in 1993 under the Association's Executive Incentive Compensation Plan, as described above. Up to fifty percent of his award under such Plan could be earned only if the Association achieved the specified pre-tax income levels for 1993, and up to fifty percent could be earned based on the achievement by Mr. Ives of management objectives approved for him by the Compensation Committee. The first such management objective was to identify and evaluate opportunities that would enhance shareholder value and make the most productive use of the Association's capital resources. Meeting this objective would involve (i) a continuing evaluation of the Association's corporate structure, as well as an ongoing assessment of each of the Association's business units as to whether they should be managed for growth, cash generation, or sale; (ii) identification, assessment and recommendation of new business opportunities which fit the Association's strategic objectives;
(iii) an ongoing assessment, at the subsidiary level, of tactical plans and long-term strategies for each subsidiary and implementation of change where appropriate; and (iv) allocation of available resources to those existing or new businesses that can earn a rate of return consistent with stated financial objectives. A second objective for Mr. Ives in 1993 under the incentive program was to evaluate the capital structure of the Association and its principal subsidiaries and to make changes as appropriate consistent with business plan objectives, maintenance of stated debt ratings and enhancement of shareholder value. The final objective for Mr. Ives under the 1993 incentive program was to evaluate on an ongoing basis all corporate officers and, in conjunction with the Chief Operating Officer, all senior subsidiary officers, and to implement appropriate management development and succession plans to assure that the Association and its subsidiaries are staffed with competent managers, such development and succession plans to include programs that will enhance professional development and diversity and encourage adherence to high ethical standards.

     Because the Association's consolidated pre-tax income performance for 1993 did not reach the established minimum goal, Mr. Ives did not receive any payment under the financial performance portion of his award opportunity. The Committee, after consultation with the other members of the Board of Trustees, determined that Mr. Ives' overall achievement of his 1993 management objectives equalled 75% of the maximum potential achievement, and that Mr. Ives was therefore entitled to an award of $143,100, or 37.5% of the maximum potential award for 1993 under the Executive Incentive Compensation Plan. Under the terms of the 1993 incentive program, fifty percent of such award was paid in cash and fifty percent was paid in shares of the Association's Common Stock.

     The Revenue Reconciliation Act of 1993 disallows tax deductions for certain compensation paid by a company to its chief executive officer and four other executive officers named in its proxy statement, to the extent such compensation in any tax year beginning on or after January 1, 1994 exceeds $1 million. The Committee does not anticipate that such Act will affect deductibility of any compensation paid to the Association's executive officers for 1994. With respect to Mr. Ives in particular, the salary component of his total compensation will be exempt from such $1 million limitation because it is paid pursuant to a written binding agreement executed prior to February 17, 1993.

     No member of the Compensation Committee is a current or former officer or employee of the Association or any of its subsidiaries.

                                          Respectfully submitted,



                                          COMPENSATION COMMITTEE MEMBERS
                                          William G. Salatich, Chairman
                                          Robert P. Henderson
                                          Harold T. Miller
                                          Rina K. Spence

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Association's Common Stock to the cumulative total return of the S&P 500 Index and the S&P Natural Gas Index over a five year period ending December 31, 1993
(a similar comparison to the S&P Conglomerates Index is also provided):

                            COMPARISON OF FIVE YEAR
                         CUMULATIVE TOTAL RETURNS(A)(B)

         MEASUREMENT PERIOD              EASTERN ENTER-                       S&P NATURAL GAS    S&P CONGLOMERAT
        (FISCAL YEAR COVERED)                PRISES         S&P 500 INDEX          INDEX             ES INDEX
               1988                           $100               $100               $100                $100
               1989                            158                132                155                 125
               1990                            130                127                136                 104
               1991                            141                166                118                 113
               1992                            145                179                131                 140
               1993                            142                197                155                 185

- ---------------

(a) Based on an initial investment of $100 with dividends reinvested quarterly.

(b) The Association has selected the S&P Natural Gas Index as an appropriate published industry index for purposes of this graph. The natural gas operations of Boston Gas Company represent 60% of the Association's consolidated net assets at December 31, 1993 and 56% of 1993 consolidated revenues, and the Association is included among the companies that make up the S&P Natural Gas Index. Supplemental disclosure concerning the S&P Conglomerates Index, provided above and in last year's performance graph, will not be provided in future performance graphs because such index is comprised primarily of multi-billion dollar companies engaged in manufacturing operations which are unrelated to the Association's service-oriented lines of business.

                              INDEPENDENT AUDITORS

     The firm of Arthur Andersen & Co. has been selected by the Board of Trustees to act as independent auditors of the Association and its subsidiaries for the year 1994. The Association has been advised by such firm that neither it nor any member thereof has any financial interest in or financial relationship with the Association or its subsidiaries. Representatives of Arthur Andersen & Co. are expected to be present at the

1994 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                            EXPENSES OF SOLICITATION

     The expenses of making this solicitation will be paid by the Association, which may solicit proxies by mail, telephone, telegraph or personal interview. In addition, the Association has retained the firm of Morrow & Co. to aid in such solicitation of proxies. For such services, the Association expects to pay such firm a fee of $7,500 plus expenses. The Association will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1995 Annual Meeting of Shareholders must be received at the Association's principal executive offices no later than November 15, 1994.

                                 OTHER MATTERS

     If sufficient votes in favor of any of the proposals set forth in the attached Notice of Annual Meeting of Shareholders are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting for a period or periods of not more than 30 days in the aggregate to permit further solicitation of proxies with respect to any of such proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of adjournment with respect to any proposal those proxies which they are entitled to vote in favor of such proposal. They will vote against adjournment with respect to any proposal those proxies required to be voted against such proposal. The Association will pay the costs of any additional solicitation and of any adjourned session.

     The Board of Trustees does not know of any business to be presented for action by the shareholders in addition to those items appearing in the notice of the meeting. However, if any additional matters properly come before the meeting, or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters unless instructed to the contrary.

     Reference is hereby made to the Declaration of Trust establishing Eastern Enterprises dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts. The name "Eastern Enterprises" refers to the Trustees under said declaration as Trustees and not personally; and no Trustee, shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.

                                                             EASTERN ENTERPRISES

March 15, 1994

- ---------------------------------------------       ---------------------------------------------------------------------
1.  Election of Trustees                            2.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting
    For   /x/  Withhold  /x/  Exceptions*  /x/           or any adjournment thereof.
*Exceptions .................................       ---------------------------------------------------------------------

- ---------------------------------------------
Nominnees:  Richard R. Clayton, Leonard R. Jaskol,
Harold T. Miller and William G. Salatich.  To vote
your shares for all such nominees, mark the "For"
box above.  To withhold authority to vote for all
nominees, mark the "Wihhold" box.   To vote for all
but a particular nomineee or nominees, mark the
"Exceptions" box and enter the name(s) of the
nominee(s) as to whom authority to vote is withheld
in the space provided.  You may direct the manner
of distributing your votes for the election of      ---------------------------------------------------------------------
Trustees by affixing instructions to this proxy.     If you have noted an address change, mark here:                  /x/
THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE
"FOR" ELECTION OF THE NOMINEES LISTED ABOVE.        ---------------------------------------------------------------------
                                                    PROXY DEPARTMENT
                                                    NEW YORK, N.Y.  10203-0489

                                                           Please sign exactly as name or names appear on this proxy.  If stock is held jointly, each holder should sign.  If signing as attorney, trustee, executor, administrator, custodian,
                                                           guardian, or corporate officer, please give full title.
                                                           DATED __________________________________________________, 1994
                                                           SIGNED _______________________________________________________
                                                           ______________________________________________________________

                                                           Please indicate your choice by marking an "X"
                                                           in either Black or Blue ink as in this example            /x/
Sign, Date and Return the Proxy Card Promptly
Using the Enclosed Envelope.



EASTERN
ENTERPRISES     PROXY SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
                   FOR ANNUAL MEETING, APRIL 28, 1994

                I (We) hereby appoint J. A. Ives and R. R. Clayton and each of them as proxies, with full power of substitution to each, to act and vote in the name of the undersigned with all the powers that the undersigned would possess if personally present, on all matters, including the election of Trustees, which may come before the April 28, 1994 Annual Meeting of the Shareholders of Eastern Enterprises and any adjournment of such meeting.

                YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOUR WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF TRUSTEES' RECOMMENDATION. THIS PROXY WHEN PROPERLY EXECUTED AND PRESENTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE TRUSTEE NOMINEES LISTED ON THE REVERSE SIDE.


                      Continued and to be signed and dated on the reverse side.